MORTGAGE RENEWAL/EXTENSION AGREEMENT

1. By a FIRST Charge/Mortgage of Land registered in the Land Registry Office for the Land Titles Division of Hastings on the property legally described as Pt Lot 20, Con 8, being Parts 25, 27, 29, 21R6801 (PIN 40532-0041LT); and Pt Lot 20, Con 8, being Part 1, 21R19513 (PIN 40532-0032LT); and Pt Lot 20, Con 8, being Part 1, 21R18453 (PIN 40532-0031LT); and Pt Lot 20, Con 8, being Part 2, 21R19513 (PIN 40532-0033LT), on the 13th day of August, 2021 as Instrument No. HT294003 (Assignment of Rents HT294004). AND WHEREAS a portion of this mortgage was transferred from Shanna Young and Bob MacNelly to Canadian Western Trust Company and Katelyn Edwards by Transfer of Charge registered as HT301301 on November 30, 2021:

1684567 ONTARIO INC.

gave a Charge/Mortgage upon the lands described herein in favour of:

CANADIAN WESTERN TRUST COMPANY (107862); CANADIAN WESTERN TRUST COMPANY (107861); CANADIAN WESTERN TRUST COMPANY (107863);

CANADIAN WESTERN TRUST COMPANY (117354); CANADIAN WESTERN TRUST COMPANY (113116); CANADIAN WESTERN TRUST COMPANY (111831);

R. WILLIAMSON CONSULTANTS LTD; P.I.C.KS. INC.; PAGLIA, GIOVANNI; PAGLIA, ASSUNTA; BROCCA, JOANNE; SILVANI, STEVE; EDWARDS, KATELYN;

to secure the payment of the principal sum of FIVE MILLION TWO HUNDRED THOUSAND DOLLARS ($5,200,000.00) with interest as therein set out upon the terms therein mentioned.

The said Mortgage was renewed by Renewal Agreement registered as Instrument No. HT320350 on October 6th, 2022.

2. The principal sum of FIVE MILLION TWO HUNDRED THOUSAND DOLLARS ($5,200,000.00) (the "Original Principal Amount") still remains due and owing to the Mortgagee;

3. The parties hereto signing as Mortgagor and Mortgagee have agreed to vary certain terms of the said Charge/Mortgage as hereinafter set out.

The said Charge/Mortgage is hereby amended from and including the 1ST day of December, 2023 as follows:

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a. The sum of FOUR HUNDRED SIXTEEN THOUSAND TWO HUNDRED SEVENTY NINE THOUSAND DOLLARS SEVENTY TWO CENTS ($416,279.72) is to be added to the Original Principal Amount. This amount is made up of compounded interest in the amount of ONE HUNDRED EIGHTY THOUSAND SEVEN HUNDRED THIRTY SIX THOUSAND DOLLARS ELEVEN CENTS ($180,736.11), the current Consultant fee of FIFTY EIGHT THOUSAND SEVEN HUNDRED SIXTY DOLLARS ($58,760.00) (HST inclusive) and three month's payments totaling ONE HUNDRED SEVENTY SIX THOUSAND SEVEN HUNDRED EIGHTY THREE DOLLARS SIXTY ONE CENTS ($176,783.61). Therefore, the new Principal amount is now FIVE MILLION SIX HUNDRED SIXTEEN THOUSAND TWO HUNDRED SEVENTY NINE DOLLARS SEVENTY TWO CENTS ($5,616,279.72) ("New Principal Amount");

b. The new monthly payment of FIFTY EIGHT THOUSAND NINE HUNDRED TWENTY SEVEN DOLLARS EIGHTY SEVEN CENT ($58,927.87) is calculated on $5,439,496.11 being the New Principal Amount less the said three month's interest payments of $176,783.61;

c. Should the said three month's interest payments of $ 176,783.61 not be made on the third month anniversary date herein of March 1, 2024, then the monthly payments will be based on the New Principal amount of $ 5,616,279.72 making the monthly payments $60,843.03;

d. Should the sum of $176,783.61 be paid on March 1st, 2024, then the New Principal Amount of the mortgage will be amended by an amending agreement to reflect the principal amount of $5,439,496.11;

e. The Interest Rate shall now be THIRTEEN PER CENT (13%);

f. the Maturity Date and Last Payment Date shall now be June 1st, 2024;

In all other respects the parties hereto confirm the terms and conditions contained in the aforesaid Charge/Mortgage.

PROVIDED that nothing herein contained shall create any merger or alter the rights of the Mortgagee as against any subsequent encumbrancer or other person interested in the said lands, nor affect the liability of any person not a party hereto who may be liable to pay the said mortgage money or the rights of any such person all of which rights are hereby reserved.

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In construing this document, the words "Mortgagor" and "Mortgagee" and all personal pronouns shall be read as the number and gender of the party or parties referred to herein requires and all necessary grammatical changes, as the context requires, shall be deemed to be made.

The provisions of this document shall enure to and be binding upon the executors, administrators, successors and assigns of each party and all covenants, liabilities and obligations shall be joint and several.

**SIGNATURE PAGE TO FOLLOW**

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Dated this 1st day of December, 2023
1684567 ONTARIO INC.
(Mortgagor)
Per:

Marc Hazout, A.S.O.
I have the authority to bind the corp.

Dated this 1st day of December, 2023

R. Williamson Consultants Limited	P.I.C.K.S. Inc.
(Mortgagee)	(Mortgagee)
Per:	Per:

Ron Williamson, A.S.O.	Bill Trotter, A.S.O.
I have the authority to bind the corp.	I have the authority to bind the Corp.

Canadian Western Trust Company	Canadian Western Trust Company
in trust for RRSP 107862 (Mortgagee)	in trust for RRSP 107863 (Mortgagee)
Per:	Per:

Deborah Brannan (Planholder)	Christian Brannan (Planholder)

Canadian Western Trust Company	Canadian Western Trust Company
in trust for RRSP 107861 (Mortgagee)	in trust for RRSP 117354 (formerly 110472)
(Mortgagee)
Per:	Per:

David Brannan (Planholder)	Ejgil Iversen (Planholder)

Canadian Western Trust Company
in trust for RRSP 113116 (Mortgagee)
Per:	KATELYN EDWARDS (Mortgagee)

Kirsten Iversen (Planholder)

GIOVANNI PAGLIA (Mortgagee)	ASSUNTA PAGLIA (Mortgagee)

JOANNE BROCCA (Mortgagee)	STEVE SILVANI (Mortgagee)